Exhibit 99.1

August 1, 2019

Earnings Report – June 30, 2019

Dear Shareholders:

We are pleased to announce first quarter earnings for your company.  Year-to-date net income was $6.0 million for the period ending June 30, 2019 compared to $6.2 million for the period ending June 30, 2018.  Year-to-date diluted earnings per share was $1.01 and $1.05, for June 30, 2019 and 2018, respectively.  Total assets were $1.08 billion as of June 30, 2019 compared to $1.05 billion as of June 30, 2018.

The change in year-to-date net income from prior year was driven by the following factors:  an increase in net interest income primarily due to higher average loan balances offset by higher provision expense due to loan growth, and higher non-interest expense due to increases in compensation expense and processing expense.  Also, in the first quarter of 2018, we recorded a recovery of $359 thousand on a previously charged off loan.  Absent the one-time non-recurring recovery in 2018, net income would have been up slightly year-over-year in 2019 compared to 2018.

On March 26, Governor Bevin signed House Bill 354 into law which, among other things, repealed the bank franchise tax structure in Kentucky.  The franchise tax structure will be replaced with the state-wide corporate income tax structure starting in 2021.  This change will lower our overall relative tax expense.  We intend to deploy those future tax savings toward continued growth.

Some of our recent and upcoming growth efforts include the following:

•

We expanded our digital offerings by launching our online mortgage application and our renewed deposit application in the first half of 2019.  We also increased our advertising capabilities through our mobile banking app which is our most utilized channel.

•

We are increasing our customer service availability by constructing two new branches in Lexington.  The office on the corner of Man-O-War Boulevard and Polo Club Boulevard is expected to open in early 2020.  The second office, near the intersection of Man-O-War Boulevard and Tates Creek Road, is expected to open in mid-2020.  We believe these locations to be key positions given their proximity to households and expanding retail districts.

•	In honor of our service men and women, we began offering select service charge refunds and other benefits during the second quarter for active and veteran military personnel.
•	So far this year, we have added two mortgage lenders and one commercial lender to meet loan demand in the markets we serve.

We are pleased with core earnings in the first half of 2019.  However, we recognize there are increasing global economic weaknesses continuing to develop, as well as ongoing geopolitical issues which could negatively impact growth rates for the country, state, and ultimately the communities in which we operate.  We will continue to focus on meeting our customers’ loan demand needs while paying attention to those uncertainties which may lead to an accelerated economic contraction.  At the same time, we will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees.  As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	6/30/2019	6/30/2018	Change

Assets
Cash & Due From Banks	$27,657	$28,765	(3.9)%
Federal Funds Sold	234	5	4580.0
Interest Bearing Time Deposits	1,975	1,785	10.6
Securities	280,593	290,504	(3.4)
Loans Held for Sale	2,388	2,005	19.1
Loans	707,982	668,778	5.9
Reserve for Loan Losses	8,076	8,184	(1.3)
Net Loans	699,906	660,594	6.0
Bank Owned Life Insurance	10,357	10,075	2.8
Other Assets	60,387	53,374	13.1
Total Assets	$1,083,497	$1,047,107	3.5%

Liabilities & Stockholders' Equity
Deposits
Demand	$243,845	$238,033	2.4%
Savings & Interest Checking	421,841	405,371	4.1
Certificates of Deposit	167,182	159,078	5.1
Total Deposits	832,868	802,482	3.8
Repurchase Agreements	4,428	9,120	(51.4)
Other Borrowed Funds	113,381	128,580	(11.8)
Other Liabilities	16,673	6,436	159.1
Total Liabilities	967,350	946,618	2.2
Stockholders' Equity	116,147	100,489	15.6
Total Liabilities & Stockholders' Equity	$1,083,497	$1,047,107	3.5%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Six Months Ending			Three Months Ending
			Percentage			Percentage
	6/30/2019	6/30/2018	Change	6/30/2019	6/30/2018	Change
Interest Income	$22,539	$20,770	8.5%	$11,360	$10,550	7.7%
Interest Expense	4,541	2,943	54.3	2,301	1,517	51.7
Net Interest Income	17,998	17,827	1.0	9,059	9,033	0.3
Loan Loss Provision	450	250	80.0	325	250	30.0
Net Interest Income After Provision	17,548	17,577	(0.2)	8,734	8,783	(0.6)
Other Income	6,335	6,474	(2.1)	3,335	3,423	(2.6)
Other Expenses	17,543	16,989	3.3	8,778	8,699	0.9
Income Before Taxes	6,340	7,062	(10.2)	3,291	3,507	(6.2)
Income Taxes	292	846	(65.5)	54	439	(87.7)
Net Income	$6,048	$6,216	(2.7)%	$3,237	$3,068	5.5%
Net Change in Unrealized Gain (Loss) on Securities	4,931	(4,363)	213.0	2,162	(966)	323.8
Comprehensive Income (Loss)	$10,979	$1,853	492.5%	$5,399	$2,102	156.9%

Selected Ratios
Return on Average Assets	1.11%	1.19%		1.19%	1.17%
Return on Average Equity	10.92	12.53		11.44	12.34

Earnings Per Share	$1.01	$1.05		$0.54	$0.52
Earnings Per Share - assuming dilution	1.01	1.05		0.54	0.52
Cash Dividends Per Share	0.340	0.310		0.170	0.155
Book Value Per Share	19.42	16.87
Tangible Book Value Per Share	17.05	14.48

Market Price	High	Low	Close
Second Quarter '19	$24.75	$24.00	$24.40
First Quarter '19	$24.50	$22.70	$24.05